Third Amendment to Transfer Agency and Service Agreement

This Third Amendment (“Amendment”), effective as of May 11, 2020 (“Effective Date”), ls to the Transfer Agency and Service Agreement (the “Agreement”, made as of June 15, 2017, by and between each of the Nuveen closed-end investment companies listed on Schedule A (each such investment company, a “Fund”, and Computershare Inc. (“Computershare”) and Computershare Trust Company, N.A. (“Trust Company”, and together with Computershare, “Transfer Agent”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, the Funds and Transfer Agent are parties to the Agreement; and

WHEREAS, the Funds and Transfer Agent desire to amend the Agreement upon the terms and conditions set forth herein;

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.	Amendment to Fee and Service Schedule for Stock Transfer Services. The Fee and Service Schedule for Stock Transfer Services of the Agreement is hereby amended as follows:

(a)	Delete the “Term” section In its entirety and replace It with the following;

“The fees set forth in this Schedule shall be effective for a period of eight (8) years, commencing from the effective date of June 15, 2017 (the “Initial Term”). If no new fee schedule ls agreed upon prior to a Renewal Term, provided that service mix and volumes remain constant, the fees listed ln the Schedule shall be increased by the accumulated change in the National Employment Cost Index for Service Providing Industries (Finance and Insurance) for the preceding years of the expiring term, as published by the Bureau of labor Statistics of the United States Department of Labor. Fees will be increased on this basis for each successive Renewal Term.”

2.

Limited Effect. Except as expressly modified herein, the Agreement shall continue to be and shall remain, In full force and effect and the valid and binding obligation of the parties thereto in accordance with its terms.

3.

Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers, hereunto duly agreed and authorized, as of the Effective Date.

Computershare Trust Company, N.A.	On behalf of each of the Nuveen closed-end
Computershare Inc.	Investment companies listed on Schedule A
of the Agreement
On Behalf of Both Entities:

By: /s/ Jennifer Warren	By: /s/ Tina A. Lazar
Name: Jennifer Warren	Name: Tina M. Lazar
Title: CEO Issuer Services, North America	Title: Vice President